Exhibit 10.1

AFFIRMATIVE INSURANCE HOLDINGS, INC.

2004 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

      This Stock Option Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Affirmative Insurance Holdings, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2004 Stock Incentive Plan (the “Plan”).

Participant:

Social Security Number:

Address:

Total Option Shares:

Exercise Price Per Share:

Date of Grant:

Expiration Date:

Type of Stock Option:	☐ Incentive Stock Option

☐ Nonqualified Stock Option

      1. Grant of Option. The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan. If designated as an Incentive Stock Option above, the Option is intended to qualify as an “incentive stock option” (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), although the Company makes no representation or guarantee that such Option will qualify as an ISO.

      2. Exercise Period; Vesting. Unless expired as provided in Section 3 of this Agreement, this Option may be exercised from time to time after the Date of Grant set forth above (the “Date of Grant”) to the extent the Option has vested in accordance with the vesting schedule set forth below. The Shares issued upon exercise of the Option will be subject to the restrictions on transfer set forth in Sections 8 and 9 below. Provided Participant continues to provide Continuous Service to the Company or any Affiliate, the Option will become vested and exercisable with respect to twenty percent (20%) of the Shares on the first anniversary of the Date of Grant set forth above and thereafter at the end of each full succeeding year from the Date

Affirmative Insurance Holdings, Inc. Stock Option Agreement

of Grant the Option will become vested and exercisable as to twenty percent (20%) of the Shares until the Option is vested and exercisable with respect to one hundred percent (100%) of the Shares. If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share for each vesting period except for the last period in such vesting period, at the end of which last period this Option shall become exercisable for the full remainder of the Shares.

Any unvested Option shall become vested and exercisable if, during the term of Participant’s employment by the Company, a Change in Control occurs.

      3. Expiration. The Option shall expire on the Expiration Date set forth above or earlier as provided in Section 4 below or, if applicable, pursuant to Section 11 of the Plan.

      4. Termination of Continuous Service.

          4.1. Termination for Any Reason Except Death, Disability or Cause. Unless otherwise provided in an employment agreement the terms of which have been approved by the Administrator, if Participant’s Continuous Service is terminated for any reason, except death, Disability or for Cause, the Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the date of termination, may be exercised by Participant no later than three (3) months after the date of termination, but in any event no later than the Expiration Date.

          4.2. Termination Because of Death or Disability. If Participant’s Continuous Service is terminated because of death or Disability of Participant (or Participant dies within three (3) months of the date of termination when such termination is for any reason other than Participant’s Disability or for Cause), the Option, to the extent that is exercisable by Participant on the date of termination, may be exercised by Participant (or Participant’s legal representative) no later than twelve (12) months after the date of termination, but in any event no later than the Expiration Date. If permitted by this Agreement, any exercise beyond (a) three (3) months after the date of termination when the termination is for any reason other than the Participant’s death or Disability or (b) twelve (12) months after the date of termination when the termination is for Participant’s Disability is deemed to be a Nonqualified Stock Option (an “NQSO”) and not an ISO.

          4.3. Termination for Cause. If Participant’s Continuous Service is terminated for Cause, then the Option will expire on the Participant’s date of termination.

          4.4. No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Affiliate, or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or other relationship at any time, with or without Cause.

      5. Manner of Exercise.

          5.1. Stock Option Exercise Agreement. To exercise this Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed

Affirmative Insurance Holdings, Inc. Stock Option Agreement

stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Administrator from time to time (the “Exercise Agreement”), which shall set forth, inter alia, (a) Participant’s election to exercise the Option, (b) the number of Shares being purchased, (c) any restrictions imposed on the Shares and (d) any representations warranties and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

          5.2. Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised for fewer than one (1) Share unless it is exercised as to all Shares as to which the Option is then exercisable.

          5.3. Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the shares being purchased in cash (by check), or where permitted by law and upon written approval by the Administrator:

               (a) by cancellation of indebtedness of the Company to the Participant;

               (b) by surrender of shares of the Company’s Common Stock that (i) either (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the open public market; and (ii) are clear of all liens, claims, encumbrances or security interests;

               (c) by waiver of compensation due or accrued to Participant for services rendered;

               (d) provided that a Listing Date has occurred: (i) through a “same day sale” commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company, or (ii) through a “margin” commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from NASD Dealer in the amount of the total Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Exercise Price directly to the Company; provided, however, a cashless exercise by a Director or executive officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company or an Affiliate in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Securities Exchange Act of 1934, 15 U.S.C. § 78m(k)) shall be prohibited;

Affirmative Insurance Holdings, Inc. Stock Option Agreement

               (e) by any other form of legal consideration that may be acceptable to the Administrator; or

               (f) by any combination of the foregoing.

          5.4. Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal, state and local withholding obligations of the Company. If the Administrator permits, Participant may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

          5.5. Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

      6. Notice of Disqualifying Disposition of ISO Shares. If the Option is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (a) the date two (2) years after the Date of Grant, and (b) the date one (1) year after transfer of such Shares to Participant upon exercise of the Option, Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant from the early disposition by payment in cash or out of the current wages or other compensation payable to Participant.

      7. Compliance with Laws and Regulations. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

      8. Nontransferability of Option. If the Option is an ISO, the Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant or in the event of Participant’s incapacity, by Participant’s legal representative. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant. If the Option is not an ISO, upon written approval by the Administrator, it may be transferred by gift or domestic relations order to a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which

Affirmative Insurance Holdings, Inc. Stock Option Agreement

these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

      9. Privileges of Stock Ownership. Participant shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant.

      10. General.

          10.1. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and Participant.

          10.2. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supercede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exit between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.

          10.3. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) two (2) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile.

          10.4. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

          10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

      11. Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax advisor prior to such exercise or disposition.

Affirmative Insurance Holdings, Inc. Stock Option Agreement

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement, effective as of the Date of Grant.

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:

Name:

Title:

PARTICIPANT

(Signature)

Printed Name:

Affirmative Insurance Holdings, Inc. Stock Option Agreement

EXHIBIT A

FORM OF STOCK OPTION EXERCISE AGREEMENT